UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☒ Soliciting Material Pursuant to §240.14a-12

Cornell Companies, Inc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 17, 2005, Cornell Companies, Inc. (the “Company”) entered into a Letter Agreement effective as of May 18, 2005 (the “Letter Agreement”) with Pirate Capital LLC, pursuant to which, among other things, Pirate Capital LLC agreed to cease any and all efforts with respect to its ongoing proxy solicitation (the “Proxy Solicitation”) being conducted by Pirate Capital LLC, Jolly Roger Fund LP, Jolly Roger Fund Ltd and Mint Master Fund Ltd (collectively, “Pirate Capital”).

Board Composition. Under the terms of the Letter Agreement, the Company has agreed to increase the size of its board of directors to nine members, and to propose for election at the upcoming stockholders meeting seven nominees chosen by Pirate Capital, who are Leon Clements, Richard Crane, Todd Goodwin, Sally Walker, Alfred Jay Moran, Jr., Zachary R. George and Thomas R. Hudson Jr. The Company will also propose for election Anthony R. Chase and D. Stephen Slack, two nominees selected by, and chosen from among, the current members of the board of directors of the Company.

Rule 13e-3 Transaction. Pirate Capital agreed that it will not and it will cause all members of the Pirate Group (as defined in the Letter Agreement) and the Company (to the extent Pirate Capital or any member of the Pirate Group controls such members or the Company) not to consummate a transaction pursuant to Rule 13e-3 of the Securities Exchange Act of 1934, as amended, prior to July 31, 2007, which Pirate Capital or any member of the Pirate Group is a participant, unless at least one of the following conditions are met: (i) if all of the directors designated by the Company are then serving as directors, such Rule 13e-3 transaction has been unanimously approved by the Company’s Board of Directors; (ii) if the Rule 13e-3 transaction involves the vote of the stockholders of the Company, such transaction is approved by holders of a majority of the Common Stock not beneficially owned by the Pirate Group; or (ii) if the Rule 13e- 3 transaction involves a tender offer by the Company or a member of the Pirate Group, holders of a majority of the outstanding Common Stock (excluding Common Stock beneficially owned by the Pirate Group) tender their Common Stock into such tender and do not withdraw such stock.

Reimbursement of Expenses The Company agreed to reimburse Pirate Capital for up to $750,000 in reasonable expenses incurred in connection with the Proxy Solicitation, the 2005 Annual Meeting of Stockholders and the negotiation and execution of the Letter Agreement, upon presentation by Pirate Capital to the Company of invoices or other reasonable satisfactory documentation.

The above summary of the Letter Agreement is not complete, but is qualified by reference to the entire agreement, which has been filed with the SEC on Form 8-K.

Proxy Materials

The Company has set June 30, 2005 as the date for its 2005 Annual Meeting of Shareholders.  You are not being asked to give any proxies or take any other action with respect to the meeting at this time. The Company will be filing a proxy statement concerning the solicitation of proxies by the

Board of Directors in connection with the election of directors and other issues to be decided at the 2005 Annual Meeting of Shareholders. As required by the Securities and Exchange Commission (“SEC”), you are urged to read the proxy statement when it becomes available because it will contain important information. After it is filed with the SEC, you will be able to obtain the proxy statement free of charge at the SEC’s website (www.sec.gov). A proxy statement will also be made available for free to any shareholder of the Company who makes a request to Vice President-Shareholder Relations, at (713) 623-0790 or 1700 West Loop South, Suite 1500, Houston, Texas 77027.

Information Concerning Participants

Under the rules of the SEC, this filing may be deemed to be a solicitation by the Company. Under applicable SEC rules, the following individuals, all of whom are directors of the Company, may be deemed to be participants in the solicitation of proxies on behalf of the Company: James E. Hyman (Chairman of the Board of Directors and Chief Executive Officer of the Company), Anthony R. Chase (Chairman and Chief Executive Officer of ChaseCom Limited Partnership, a communications company), Dr. Isabella C.M. Cunningham (Sharpe Centennial Professor in Communication at the University of Texas), Harry J. Phillips, Jr. (President of Timberlake Interests, Inc and Philips Investments, Inc.), D. Stephen Slack (President and Chief Executive Officer of South Bay Resources, L.L.C., an energy exploration company), Tucker Taylor (President of CBCA, Inc., a company that administers health benefits for self-insured employers), Robert F. Vagt (President of Davidson College), and Marcus A. Watts (partner in the law firm of Locke Liddell & Sapp LLP).

At April 8, 2005, each of the directors may be deemed to be the owner of the number of shares of the Company's common stock listed after his or her name: Hyman -- 0; Chase -- 6,986; Cunningham -- 0, Phillips --90,000; Slack -- 22,584; Taylor -- 26,233; Vagt -- 3,000; and Watts -- 18,576.